First Corporation Engages International Business Development Consultant, an Accomplished Financial Advisor to Major Corporations and Banks

Press Release
Source: First Corporation On Wednesday April 6, 2011, 7:00 am EDT

LONDON, April 6, 2011 (GLOBE NEWSWIRE) -- First Corporation (OTCBB:FSTC - News) has engaged Thomas J. Wikstrom, Finnish business development consultant. An accomplished financial advisor to major corporations and banks, Mr. Wikstrom will guide the Company through its early stages of growth.

Wikstrom has a career of financial responsibilities at institutions throughout northern Europe including Union Bank of Finland Helsinki, Christiania Bank Oslo, Skopbank Helsinki, and the Banco di Napoli, Berliner Bank International, Lampebank International, PC Power S.a.r.l., and Landsbanki, in Luxembourg. A proficient bond trader and market maker, Wikstrom has raised capital for numerous seed-level projects, is a Professional Administrator of Companies, and has an impressive record of financial successes in numerous markets.

Andrew Clarke, CEO First Corporation states, "Engaging Tom Wikstrom is exactly what we need. He will help us develop business strategies that suit the markets we will be dealing with. Tom will provide information regarding new techniques, which can help us bring the quality of our business to the highest level."

Thomas Wikstrom notes, "I will propose a strategic planning process that enhances First Corp's business intelligence and private enterprise analysis. Working on these various projects together allows me to guide them through the development process. They have some exciting plans for the Company which I expect to influence."

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward Looking Statement

This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:

Emerson Gerard Associates
Jerry Jennings, 561-881-7318
jerry@emersongerard.com